Exhibit 99.1

EXECUTION VERSION

AMENDMENT NO. 1
TO
NOMINATION AND COOPERATION AGREEMENT

This Amendment No. 1, dated as of December 14, 2023 (this “Amendment”), to the Nomination and Cooperation Agreement, dated as of April 14, 2022 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Cooperation Agreement”), is by and among Navient Corporation, a Delaware corporation (the “Company”), Mr. Edward J. Bramson (the “Sherborne Designee”), Sherborne Investors Management LP and Newbury Investors LLC (together with Sherborne Investors Management LP and the Sherborne Designee, “Sherborne”).

WHEREAS, in accordance with Section 11 of the Cooperation Agreement, the parties hereto wish to amend the Cooperation Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Cooperation Agreement.

2.Amendment. The parties acknowledge and agree that:

A.Section 5(a) of the Cooperation Agreement is hereby deleted in its entirety and replaced with the following:

“(a) This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the date that is the earlier of (A) the later of the date that is (i) the earlier of (x) the closing of the 2024 annual meeting of stockholders of the Company and (y) 5:00 p.m. Eastern Time on June 30, 2024, and (ii) the date that is twenty (20) business days following the date the Sherborne Designee ceases to be a member of the Board; and (B) the election to terminate this Agreement by the non-breaching Party, upon a judicial determination that the Sherborne Group or the Company has materially breached any of the terms of this Agreement or the Confidentiality Agreement and has failed to cure any such breach within twenty (20) days of receipt of written notice of such determination.”

3.No Other Amendments to Cooperation Agreement.

A.On and after the date hereof, each reference in the Cooperation Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Cooperation Agreement as amended hereby.

B.Except as otherwise expressly provided herein, all of the terms and conditions of the Cooperation Agreement remain unchanged and continue in full force and effect.

4.Miscellaneous. The provisions of Section 9 (Miscellaneous), Section 11 (Entire Agreement; Amendment), Section 12 (Notices), Section 13 (Severability), Section 14 (Counterparts), Section 15 (No Third Party Beneficiaries; Assignment) and Section 16 (Interpretation and Construction) of the Cooperation Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

NAVIENT CORPORATION

By:	/s/ Mark L. Heleen
	Name:	Mark Heleen
	Title:	Executive Vice President, Chief Legal Officer & Secretary

[Signature Page to Amendment No. 1 to Cooperation Agreement]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

SHERBORNE INVESTORS MANAGEMENT LP

By:	/s/ Stephen L. Welker
	Name:	Stephen L. Welker
	Title:	Managing Director

NEWBURY INVESTORS LLC

By:	/s/ Stephen L. Welker
	Name:	Stephen L. Welker
	Title:	Managing Director

By:	/s/ Edward J. Bramson
	Name:	Edward J. Bramson

[Signature Page to Amendment No. 1 to Cooperation Agreement]